Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 9, 2013, with respect to the financial statements of DTE Gas Resources, LLC as of and for the year ended December 31, 2011 included in the Current Report of Atlas Resource Partners, L.P. on Form 8-K/A, dated December 20, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Resource Partners, L.P. on Forms S-3 (File No. 333-180477, effective April 13, 2012, File No. 333-182616, effective August 28, 2012 and File No. 333-183995, effective October 2, 2012) and on Form S-8 (File No. 333-180209, effective March 19, 2012).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

January 9, 2013